Exhibit 23

                   CONSENT OF INDEPENDENT
                 CERTIFIED PUBLIC ACCOUNTANTS



We consent to incorporation by reference in the registration Statements on Forms S-8 of Premier Financial Services, Inc.
of our report dated January 27, 1995, relating to the consolidated balance sheets of Premier Financial Services, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears is incorporated by reference in the December 31, 1994 annual report on Form 10-K of Premier Financial Services, Inc.



KPMG Peat Marwick LLP

Chicago, Illinois
March 21, 1995